Exhibit 99


Press Release of Amistar Corporation dated August 9, 2005, reporting Amistar's financial results for the second quarter 2005.

AMISTAR REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, August 9, 2005 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three and six months ended June 30, 2005.

Net sales for the three months ended June 30, 2005 increased $445,000 or 20% to $2,705,000, compared to $2,260,000 for the same quarter in 2004. Net sales for the six months ended June 30, 2005 increased $1,939,000 or 36% to $7,255,000, compared to $5,316,000 for the same period in 2004.

There was a net loss for the three months ended June 30, 2005 of $1,256,000 or $0.40 per share compared to a net loss of $743,000 or $0.24 per share for the same quarter in 2004. There was a net loss for the six months ended June 30, 2005 of $1,910,000 or $0.61 per share compared to a net loss of $1,094,000 or $0.36 per share for the same period in 2004.

The operating loss for the three months ended June 30, of 2005 and 2004, respectively, includes:

         o $522,000 and $374,000, for start-up and machine development costs related to the new ddn venture to provide automated equipment and systems to the retail pharmacy market.
         o $299,000 and $0, related to litigation defense costs for the lawsuit with Asteres, Inc.

The litigation with Asteres is currently in the discovery phase. A decision on our motion for dismissal in summary judgment is scheduled for August 2005 and a trial is scheduled for September 2005. The Company believes it has strong defenses and will continue to defend itself vigorously.

"The second quarter sales showed improvement over the comparable quarter of 2004; however, the second quarter sales were off 41% from sales in the first quarter of 2005, due primarily to the absence of a follow-on contract from a defense industry customer and due to soft demand for the Company's automatic labeler machine products. Demand for custom factory automation continues to be steady.

The Company, working jointly with our majority-owned subsidiary ddn, has reached further milestones in our effort to enter the emerging market for retail automation. During the current quarter we 1) proved our machine operation during a beta test in a high-volume community pharmacy, 2) completed pharmacy management and point of sale integration software for our planned installation in a mass merchant retail pharmacy site scheduled for the third quarter of 2005,
3) made preparations for our exhibition in the August 2005 National Association of Chain Drug Stores trade show, 4) launched the RIA machine for automation of the behind-the-counter process in retail pharmacies and 5) obtained certification as the first vendor for PDX, Inc. pharmacy management software for applications automating the delivery of finished prescriptions in retail pharmacies" stated Stuart Baker, Amistar's President.


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

                      Condensed Consolidated Statements of Operations


                                               Three Months Ended                Six Months Ended
                                                     June 30,                         June 30,
                                              2005             2004             2005            2004
                                          ----------------------------      ----------------------------
Net Sales                                 $ 2,705,000      $ 2,260,000      $ 7,255,000      $ 5,316,000
Cost of Sales                               2,533,000        2,022,000        6,580,000        4,549,000
                                          -----------      -----------      -----------      -----------
Gross Profit                                  172,000          238,000          675,000          767,000
Operating Expenses                          1,544,000          978,000        2,817,000        1,857,000
                                          -----------      -----------      -----------      -----------
Operating Loss                             (1,372,000)        (740,000)      (2,142,000)      (1,090,000)
Other Income (expense)                        118,000           (3,000)         235,000           (3,000)
                                          -----------      -----------      -----------      -----------
Loss Before Income Taxes                   (1,254,000)        (743,000)      (1,907,000)      (1,093,000)
Income Taxes                                    2,000               --            3,000            1,000
                                          -----------      -----------      -----------      -----------
Net Loss                                  $(1,256,000)     $  (743,000)     $(1,910,000)     $(1,094,000)
                                          ===========      ===========      ===========      ===========

Loss Per Common Share-
   Basic and Diluted                      $     (0.40)     $     (0.24)     $     (0.61)     $     (0.36)
                                          ===========      ===========      ===========      ===========

Shares Used In Per Share Calculation-
   Basic and Diluted                        3,142,794        3,081,732        3,142,758        3,081,223
                                          ===========      ===========      ===========      ===========


Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Section 6 of the Company's Annual Report on Form 10-KSB. Actual results may differ materially from anticipated results.

Amistar Corporation provides automation solutions primarily for the industrial and retail markets and provides contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products. Through its subsidiary, ddn Corporation, the Company provides automated point-of-sale machines that control the dispensing of securely stored items such as consumer products and prescriptions to retail customers.

Additional information about Amistar is available at WWW.AMISTAR.COM and ddn Corporation at WWW.DDNCORP.COM.


Contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-1700
gregL@amistar.com


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